Exhibit 99.30

NOTE TRANSFER AGREEMENT

This Note Transfer Agreement (this “Agreement”) is made as of October 25, 2018 by and between Quartz Fortune Limited, a company incorporated under the laws of the British Virgin Islands (the “Buyer”) and IDG Alternative Global Limited, a company incorporated under the laws of the British Virgin Islands (the “Seller”).

WHEREAS, as of the date hereof, the Seller is the holder of a certain convertible note in the aggregate principal amount of US$200,000,000 (the “Original Note”) issued as of November 4, 2015 by Fang Holdings Limited (formerly known as SouFun Holdings Limited), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”).

WHEREAS, the Seller wishes to sell to the Buyer and the Buyer wishes to purchase from the Seller, such portion of the Original Note in the principal amount of US$37,500,000 with all rights attached to it (the “Purchased Note”), in each case upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller hereby agree as follows:

1.         Purchase and Sale of Note; Closing.

1.1       Agreement to Purchase. On the basis of the representations and warranties and mutual agreements contained in this Agreement, and upon satisfaction of the conditions set forth in Section 5 hereof, the Seller irrevocably agrees to sell to the Buyer, and the Buyer irrevocably agrees to purchase from the Seller, the Purchased Note in exchange for a consideration of US$30,000,000, plus US$37,500 equal to all the accrued and unpaid interest on the Purchased Note to but excluding the Closing Date (the “Consideration”). Such purchase is referred to herein as the “Purchase”.

1.2       Closing. Subject to the satisfaction (or waiver by the Buyer, with respect to Section 5.1, or by the Seller, with respect to Section 5.2) of the conditions set forth in Section 5 hereof, the closing of the Purchase (the “Closing”) shall take place remotely via the exchange of documents and signatures or at such places as the parties shall mutually agree in writing, at the time and date specified below, or at such other date as may be agreed by the Seller and the Buyer in writing.

1.3       Exchange and Delivery. Subject to the terms and conditions of this Agreement:

(a) no later than 11:59 p.m. (Hong Kong time) on October 25, 2018 (the “Closing Date”), the Buyer shall pay, or cause to be paid, the Consideration to the Seller by electronic bank transfer of immediately available U.S. dollar funds to the designated bank account of the Seller (the account set forth on the Seller’s signature page to this Agreement); and

(b) the Seller shall deliver, or cause to be delivered, the Purchased Note to the Buyer within five (5) Business Days from the Closing Date (the “Delivery Date”). For the purpose of this Agreement, “Business Day” shall have the same meaning as given to it in the Purchased Note.

2.       Representations and Warranties of the Buyer.

The Buyer represents and warrants to the Seller that, as of the date hereof and as of the Closing Date:

2.1       The Buyer has been duly organized and is validly existing as a company in good standing under the laws of the British Virgin Islands.

2.2       The Buyer has full right, power and authority to execute and deliver this Agreement, and to perform its obligations hereunder, and has taken all necessary action to authorize such execution, delivery and performance.

2.3       The execution and delivery by the Buyer of this Agreement, and the performance of its obligations hereunder, does not violate or conflict with (i) any law applicable to the Buyer; (ii) any provision of any of its articles of incorporation or bylaws; or (iii) any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual provision binding on or affecting it or any of its assets, except, in the case of (i) and (iii), as would not have a material adverse effect on its performance of its obligations under this Agreement or on the consummation of the transactions contemplated by this Agreement.

2.4       All governmental and other consents that are required to have been obtained by the Buyer with respect to this Agreement and the transactions contemplated by this Agreement have been obtained and are in full force and effect and all conditions of any such consents required to be complied with on or prior to the date hereof or the Closing Date, as applicable, have been complied with.

2.5       The obligations of the Buyer hereunder constitute its legal, valid and binding obligations, enforceable in accordance with the terms of this Agreement (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

2.6       The terms of the Purchase are the result of bilateral negotiations between the parties.

2.7       The Buyer is purchasing the Purchased Note hereunder for its own account with the present intention of holding such Purchased Note for investment purposes only and not with a view to distributing or reselling the Purchased Note.

2.8       The Buyer is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). The Buyer, either alone or together with its representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Purchased Note and have so evaluated the merits and risks of such investment. The Buyer is able to bear the economic risk of an investment in the Purchased Note and can afford a complete loss of such investment.

2.9       The Buyer is not purchasing the Purchased Note as a result of any advertisement, article, notice or other communication regarding the Purchased Note published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

2.10       The Buyer understands and acknowledges that (i) the Purchased Note is being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act, (ii) the availability of such exemption depends in part on, and the Seller will rely upon the accuracy and truthfulness of, the foregoing representations and the Buyer hereby consents to such reliance, and (iii) the Purchased Note is “restricted securities” for purposes of the Securities Act and rules thereunder and may not be resold without registration under the Securities Act or an exemption therefrom, and the Purchased Note will bear a restrictive legend to such effect.

2.11       There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer. The Seller shall not be liable for any costs or expenses incurred by or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby.

2.12       Except for the representations and warranties made by the Seller in Section 3, the Buyer hereby acknowledges that none of the Seller or any affiliate or representative of the Seller has made or makes any other express, implied or statutory representation or warranty with respect to the Seller, the Purchased Note or the transaction contemplated by this Agreement.

3.         Representations and Warranties of the Seller.

The Seller represents and warrants to the Buyer that, as of the date hereof and as of the Closing Date:

3.1       It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

3.2       It has the power to execute and deliver this Agreement and to perform its obligations hereunder, and has taken all necessary action to authorize such execution, delivery and performance.

3.3       The execution and delivery by the Seller of this Agreement, and the performance of its obligations hereunder, does not violate or conflict with (i) any law applicable to it; (ii) any provision of its constitutional documents; or (iii) any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets, except, in the case of (i) and (iii), as would not have a material adverse effect on its performance of its obligations under this Agreement or on the consummation of the transactions contemplated by this Agreement.

3.4       All governmental and other consents that are required to have been obtained by it with respect to this Agreement and the transactions contemplated by this Agreement have been obtained and are in full force and effect and all conditions of any such consents required to be complied with on or prior to the date hereof or the Closing Date, as applicable, have been complied with.

3.5       Its obligations hereunder constitute its legal, valid and binding obligations, enforceable in accordance with the terms of this Agreement (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

3.6       It is the beneficial owner of the Purchased Note and will transfer and deliver to the Buyer on the Closing Date valid title to the Purchased Note, free and clear of any lien, encumbrance or any other such limitation or restriction, except for the pledge over the Purchased Note under that certain Listco Convertible Note Pledge Agreement dated November 4, 2015 and as supplemented by a Supplement to Listco Convertible Note Pledge Agreement dated on or about the Closing Date, between the Seller and China Merchants Bank Co., Ltd. Tianjin Pilot Free Trade Zone Branch, the release of which will be completed by the above-mentioned bank no later than the Delivery Date.

3.7       The terms of the Purchase are the result of bilateral negotiations between the parties.

3.8       Except for the representations and warranties made by the Buyer in Section 2, the Seller hereby acknowledges that none of the Buyer or any affiliate or representative of the Buyer has made or makes any other express, implied or statutory representation or warranty with respect to the Buyer, the Purchased Note or the transaction contemplated by this Agreement.

4.         Covenants.

4.1       Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Seller and the Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. In furtherance of the foregoing, at or prior to the Closing, the parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

4.2       Material Non-Public Information. The Buyer acknowledges that the Seller may now or at any other time have access to or possess material non-public information regarding the Company or the Purchased Note and agrees that the Seller shall have no obligation to disclose such information to the Buyer. The Buyer hereby waives any claim against, and covenants not to sue, the Seller and its controlling persons, officers, directors, members, partners, agents or employees and its successors and assigns, from any and all claims, demands, causes of action, damages, losses, expenses or liabilities, of any nature whatsoever, whether accrued or unaccrued, contingent or liquidated, known or unknown, arising from or connected to any action heretofore or hereafter taken or omitted to be taken in connection with this Agreement or the transaction contemplated hereby that it may have or hereafter acquire under applicable foreign, federal and/or state securities laws or any anti-fraud, deceptive trade practices or other similar laws, relating to misstatements of material facts or omissions to state a material fact (or similar claims) in connection with this Agreement or the transaction contemplated hereby.

5.         Conditions to the Obligations of the Seller and the Buyer.

5.1        Conditions to the Obligations of the Buyer. The obligations of the Buyer under this Agreement shall be subject to the following conditions: (i) the performance in all material respects by the Seller of its respective covenants and obligations hereunder; and (ii) the representations and warranties of the Seller contained herein shall be true and correct on the date hereof and on and as of the Closing Date.

5.2        Conditions to the Obligations of the Seller. The obligations of the Seller under this Agreement shall be subject to the following conditions: (i) the performance in all material respects by the Buyer of its covenants and obligations hereunder; and (ii) the representations and warranties of the Buyer contained herein shall be true and correct on the date hereof and on and as of the Closing Date.

6.         Termination of Agreement

6.1       Termination by Mutual Agreement. This agreement may be terminated at any time prior to the Closing by mutual written agreement of the Buyer and the Seller.

6.2       Effect of Termination. In the event of the termination of this Agreement in accordance with Section 6.1 hereof, this Agreement shall thereafter become void and have no effect and the transactions contemplated by this Agreement shall be abandoned, and no party hereto shall have any liability to the other party hereto or their respective affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 6.2 and the provisions of Section 7, and except that nothing herein will limit or restrict the rights or remedies of any party hereto against the other party for any willful and material breach of this Agreement arising prior to the termination.

7.         Miscellaneous.

7.1       Confidentiality. Each of the Buyer and the Seller shall treat the Purchase, the terms, conditions or other facts with respect thereto, this Agreement and any non-public information provided by the other party in connection with the Purchase as confidential information (“Confidential Information”) and shall not disclose such Confidential Information to third parties. Notwithstanding this Section 7.1, a party may disclose Confidential Information (i) to such party’s officers, directors, employees, affiliates, attorneys, accountants, consultants and other advisors (collectively, the “Representatives”), provided that (A) such Representatives are informed by such party of the confidential nature of the Confidential Information and are directed by such party to treat the Confidential Information in a manner consistent with the terms of this Agreement and (B) such party shall be responsible for any breach of confidentiality provisions of this Section 7.1 by the Representatives; (ii) to any governmental agency, regulatory body or stock exchange having or claiming to have authority to regulate or oversee any aspect of such party’s business or that of the Representatives in connection with the exercise of such authority or claimed authority; (iii) as requested or required by applicable law, rule, regulation or legal or administrative process; and (iv) to enforce any right or remedy under this Agreement or in connection with any claims under this Agreement asserted by or against such party. Notwithstanding the foregoing, for purposes of this Agreement, the term “Confidential Information” shall not include information that (x) is publicly available (other than through a breach of this Agreement by the receiving party or its Representatives); (y) becomes available to the receiving party by a third party on a non-confidential basis; provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information; or (z) the receiving party independently develops, discovers, or arrives at without the use of the Confidential Information.

7.2       Amendments; Waivers. This Agreement may be waived or amended solely by a writing executed by both of the parties hereto.

7.3       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.4       Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the HKIAC rules. The arbitration proceedings shall be conducted in English. It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

7.5       Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.6       Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

7.7       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.8       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.9       Notices. Any notices delivered pursuant to or in connection with this Agreement shall be delivered to the applicable parties at the addresses set forth below:

With Respect to the Buyer:

Quartz Fortune Limited

Unit 5505, 55/F, The Center, 99 Queen's Road Central, Hong Kong

With respect to the Seller:

IDG Alternative Global Limited

Unit 5505, 55th Floor, the Center, 99 Queen’s Road, Hong Kong

7.10       Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

7.11       Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly cancelled.

7.12       Third-Party Beneficiary. Fang Holdings Limited is an intended third party beneficiary of Sections 2.7 through 2.10 and is entitled to rely upon and enforce the rights, benefits and remedies conferred by the foregoing Sections.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Quartz Fortune Limited

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Director

[Signature Page to Note Transfer Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IDG Alternative Global Limited

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Director

Seller Account Information:

Bank Name:	CHINA MERCHANTS BANK (TIANJIN PILOT FREE TRADE ZONE BRANCH) TIANJIN
ABA or Transit Routing Number:	CMBCCNBS520
Account Name:	IDG Alternative Global Limited
Account Number:	OSA122906016632101
Address of Beneficiary Bank:	No.102 Commercial District on first Floor, Ronghe Plaza Building No.2 Flat 3, Xisi Road, Airport Economic Zone Tianjin, China

[Signature Page to Note Transfer Agreement]